Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2007 (except for Note 14, as to which the date is May       , 2007) in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-140694) and related Prospectus of Insulet Corporation for the Registration of its shares of common stock.
Ernst & Young LLP
Boston, Massachusetts
The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 14 to the consolidated financial statements.
/s/ Ernst & Young LLP
Boston, Massachusetts
April 24, 2007